Exhibit 3.1


                          AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (this "Agreement"), is made this 22nd____ day of _May____2008, by and between Senior Management Services of Palestine, Inc., a Texas corporation ("SMSA Texas"), and SMSA Palestine Acquisition Corp., a Nevada corporation ("SMSA Nevada. "). SMSA Nevada is sometimes hereinafter referred to as the "Surviving Corporation and the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations"),

          This Agreement is being entered into by the Constituent Corporations in accordance with and in furtherance of the First Amended, Modified Chapter 11 Plan Proposed by the Debtors, dated August 1, 2007 (the "Plan)' as confirmed by Order Confirming First Amended, Modified Chapter 11 Plan Proposed by the Debtors, signed August 1, 2007 (the "Order") in the United States Bankruptcy Court For the Northern District of Texas, Dallas Division, Case No. 07-30230-HDH0-11, Jointly Administered, In re: Senior Management Services of Treemont, Inc., et al., Debtors.

          The Plan and Order provides that Timothy P. Halter, as sole officer and director of SMSA Texas, is authorized to execute any necessary documents to meet statutory requirements for filing the necessary documents with the States of Texas and Nevada to effectuate the terms of the Plan. The Plan further provides no additional authorization shall be required as the Order will be equivalent of necessary approval by officers, directors or shareholders of SMSA Texas. As a result of the Plan, all outstanding shares of capital stock of SMSA Texas were cancelled.

          SMSA Nevada is a corporation duly organized and existing under the laws of the State of Nevada, having an authorized capital of 100,000,000 shares of common stock, par value $0.001, of which approximately 500,000 shares are outstanding and 10,000,000 shares of preferred stock, par value $0.001, none of which are outstanding.

         In furtherance of the Plan, SMSA Texas shall reincorporate in the State of Nevada and change its name to SMSA Nevada. In order to effectuate the reincorporation of SMSA Texas in the State of Nevada, SMSA Texas desires to merge with and into SMSA Nevada, (the "Merger").

          The respective boards of directors of SMSA Texas and SMSA Nevada have each duly approved this Agreement and Merger in accordance with applicable provisions of the Texas Business Corporation Act and Nevada Revised Statutes Chapter 92A.

          NOW, THEREFORE, based on the foregoing provisions and in consideration of the mutual covenants and agreements herein contained, and for the purposes of setting forth the terms and conditions of the Merger, the parties hereto have agreement and do hereby agree as follows:


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                                   ARTICLE I

                                     MERGER

          1.1 Agreement to Merge. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

          1.2 Effective Time of the Merger. The Merger shall be effective upon the acceptance for filing of (i) the Articles of Merger with the Secretary of State of Texas and (ii) the Articles of Merger with the Secretary of State of Nevada. The date and time the Merger becomes effective is referred to as the "Effective Time of the Merger."

          1.3 Surviving Corporation. Upon the Effective Time of the Merger, SMSA Texas shall be merged with and into SMSA Nevada, and SMSA Nevada shall be the surviving corporation, governed by the laws of the State of Nevada (hereinafter sometimes called the "Surviving Corporation").

          1.4 Articles of Incorporation and Bylaws. Upon the Effective Time of the Merger, the Articles of Incorporation and Bylaws of SMSA Nevada in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Articles of Incorporation and Bylaws in accordance with the laws of the State of Nevada and the provisions of its Artricles of Incorporation and Bylaws.

          1.5 Directors and Officers. The sole officer and director of SMSA Texas in office at the Effective Time of the Merger shall be and constitute the sole director and officer of the Surviving Corporation, for the terms elected and/or until their respective successor(s) shall be elected or appointed and qualified or until their sooner death, resignation or removal.

          1.6 Effect of the Merger. On and after the Effective Time of the Merger, subject to the terms and conditions of this Agreement, the separate existence of SMSA Texas shall cease, the separate existence of SMSA Nevada,. as the Surviving Corporation, shall continue unaffected by the Merger, except as expressly set forth herein, and the Surviving Corporation shall succeed, without further action, to all the properties and assets of SMSA Texas, if any, of every kind, nature and description and to SMSA Texas' business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests in any real or other property, if any, owned by SMSA Texas without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of SMSA Texas that were not discharged pursuant to the Plan and Order, if any, shall become the liabilities and obligations of the Surviving Corporation and any proceedings pending against SMSA Texas that were not discharged will be continued as if the Merger had not occurred.

          1.7 Further Assurances. SMSA Texas hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such


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further or other action and give such  assurances as the Surviving  Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof.

                                   ARTICLE II

                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

          2.1 SMSA Texas Capital Stock. As of even date herewith, there are no shares of capital stock (SMSA Texas Stock) in SMSA Texas outstanding. All SMSA Texas Stock in SMSA Texas was cancelled pursuant to the Plan and Order.

          2.2 SMSA Nevada Capital Stock. Each share of the common stock, $0.001 par value, of SMSA Nevada (the "SMSA Nevada Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall continue unchanged and remain issued and outstanding and shall be retained by the stockholders of SMSA Nevada immediately prior to the Effective Time of the Merger as shares of the Surviving Corporation.

                                   ARTICLE III

                            TERMINATION AND AMENDMENT

          3.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger by the mutual written consent of the Boards of Directors of SMSA Texas and SMSA Nevada.

          3.2 Consequences of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3.1 hereof, this Agreement shall be of no further force or effect.

                                   ARTICLE IV

                    APPROVAL OF THE MERGER AND MISCELLANEOUS

          4.1 Approval. This Agreement and Merger has been authorized, adopted and approved on behalf of the Constituent Corporations in accordance with the laws of the States of Nevada and Texas. Articles of Merger (Nevada) and a Articles of Merger (Texas) setting forth the information required by, and executed and certified in accordance with the laws of Nevada and Texas shall be filed in the appropriate offices of the States of Nevada and Texas.

          4.2 Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger herein provided for.

          4.3 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.


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          4.4  Counterparts.  This  Agreement  may be  executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.

          4.5 Modification, Amendment, etc. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time to the full extent permitted by all applicable corporate laws. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.















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          IN  WITNESS  WHEREOF,  each of the  parties  hereto  has  caused  this
Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.



                           Senior Management Services of Palestine, Inc., a Texas corporation



                                /s/ Timothy P. Halter
                                  ---------------------
                           By:  Timothy P. Halter, President and Sole Director



                           SMSA Palestine Acquisition Corp.,
                           a Nevada corporation



                                /s/ Timothy P. Halter
                                  ---------------------
                           By:  Timothy P. Halter, President and Sole Director